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                       August 24, 2020

       Andrew Drechsler
       Chief Financial Officer
       Provention Bio, Inc.
       P.O. Box 666
       Oldwick, New Jersey 08858

                                                        Re: Provention Bio,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Filed March 12,
2020
                                                            File No. 001-38552

       Dear Mr. Drechsler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences